Exhibit 99.2

Item 1A. Risk Factors
This Current Report on Form 8-K contains forward-looking statements. Forward-looking statements relate to future events or our future financial performance.
We generally identify forward looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, results of operations and financial condition.
The outcomes of the events described in these forward-looking statements are subject to risks, uncertainties and other factors described in this Item 1A Risk Factors and elsewhere in this Current Report on Form 8-K. Accordingly, you should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this Current Report on Form 8-K relate only to events as of the date of our Form 10-K, filed on February 29, 2016. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.
Risks Relating to Our Business
We have incurred significant operating losses since inception and cannot assure you that we will achieve profitability.
Since our inception in 2000, we have incurred significant operating losses. We began commercial sales of the OmniPod System in 2005. For the year ended December 31, 2015, our operating loss was $48.7 million. Our net losses for the years ended December 31, 2015, 2014 and 2013 were $73.5 million, $51.5 million and $45.0 million, respectively. The extent of our future operating losses and the timing of profitability are highly uncertain, and we may never achieve or sustain profitability. As of December 31, 2015, we had an accumulated deficit of $651.5 million.
We may experience significant fluctuations in our quarterly results of operations.
The fluctuations in our quarterly results of operations have resulted, and may continue to result, from numerous factors, including:

•	delays in shipping due to capacity constraints;

•	practices of health insurance companies and other third-party payors with respect to reimbursement for our current or future products;

•	market acceptance of the OmniPod System;

•	our ability to manufacture the OmniPod efficiently;

•	timing of regulatory approvals and clearances;

•	new product introductions;

•	competition; and

•	timing of research and development expenditures.
These factors, some of which are not within our control, may cause the price of our stock to fluctuate substantially. In particular, if our quarterly results of operations fail to meet or exceed the expectations of securities analysts or investors, our stock price could drop suddenly and significantly. We believe the quarterly comparisons of our financial results are not necessarily meaningful and should not be the only indication of our future performance.
We currently rely on sales of the OmniPod System to generate most of our revenue. The failure of the OmniPod System to achieve and maintain significant market acceptance or any factors that negatively impact sales of this product will adversely affect our business, financial condition and results of operations.
Our main product is the OmniPod System, which we introduced to the market in 2005. We expect to continue to derive a significant portion of our revenue from the sale of this product. Accordingly, our ability to generate revenue is highly reliant on our ability to market and sell the devices that comprise the OmniPod System. Our sales of the OmniPod System may be negatively impacted by many factors, including:

Exhibit 99.2

•
the failure of the OmniPod System to achieve and maintain wide acceptance among opinion leaders in the diabetes treatment community, insulin-prescribing physicians, third-party payors and people with insulin-dependent diabetes;

•	manufacturing problems;

•	actual or perceived quality problems;

•	changes in reimbursement rates or policies relating to the OmniPod System by third-party payors;

•	claims that any portion of the OmniPod System infringes on patent rights or other intellectual property rights owned by other parties;

•	adverse regulatory or legal actions relating to the OmniPod System;

•	damage, destruction or loss of any of the facilities where our products are manufactured or of the equipment therein;

•	conversion rate of patient referrals to actual sales of the OmniPod System;

•	write-offs of receivables from our customers;

•	attrition rates of customers who cease using the OmniPod System;

•	competitive pricing and related factors; and

•	results of clinical studies relating to the OmniPod System or our competitors’ products.
If any of these events occurs, our ability to generate revenue could be significantly reduced.
Our ability to achieve profitability from a current net loss level will depend on our ability to sustain or reduce the per unit cost of producing the OmniPod by increasing customer orders, increasing manufacturing volume and productivity and reducing raw material and overhead costs per OmniPod.
Currently, the gross profit from the sale of the OmniPod System is not sufficient to cover our operating expenses. To achieve profitability, we need to, among other things, sustain or reduce the per unit cost of the OmniPod. If we are unable to sustain or reduce raw material and manufacturing overhead costs through volume purchase discounts, negotiation of improved pricing and increased productivity and production capacity, our ability to achieve profitability will be severely constrained. Any increase in manufacturing volumes must be supported by an associated increase in customer orders. Each OmniPod contains limited amounts of precious metals, the costs of which have fluctuated over the recent past. The occurrence of one or more factors that negatively impact the manufacturing or sales of the OmniPod System or increase our raw material costs may prevent us from achieving our desired increase in manufacturing volume, which would prevent us from attaining profitability.
Adverse changes in general economic conditions in the United States and globally could adversely affect us.
We are subject to the risks arising from adverse changes in general economic market conditions. While the U.S. economy appears to be improving at a moderate pace, the worldwide economy remains sluggish. Further deterioration of economic conditions, such as a U.S. or global recession, could negatively impact our current and prospective customers, adversely affect the financial ability of health insurers to pay claims, adversely impact our expenses and ability to obtain financing of our operations, cause delays or other problems with key suppliers and increase the risk of counterparty failures.
Healthcare spending in the United States could be negatively affected in the event of a downturn in the U.S. economic conditions. For example, patients who have lost their jobs or healthcare coverage may no longer be covered by an employer-sponsored health insurance plan and patients reducing their overall spending may eliminate purchases requiring co-payments. Since the sale of the OmniPod System to a new patient is generally dependent on the availability of third-party reimbursement and normally requires the patient to make a significant co-payment, an economic downturn on our potential customers could reduce the referrals generated by our sales force and thereby reduce our customer orders. Similarly, existing customers could cease purchasing the OmniPod System and return to MDI or other less-costly therapies, which would cause our attrition rate to increase. Any decline in new customer orders or increase in our customer attrition rate would reduce our revenue, which in turn would make it more difficult to achieve our per-unit cost-savings goals, which we are attempting to attain in part through increases in our manufacturing volume.
Healthcare reform laws could adversely affect our revenue and financial condition.

Exhibit 99.2

During the past several years, the U.S. healthcare industry has been subject to an increase in governmental regulation at both the federal and state levels. Efforts to control healthcare costs, including limiting access to care, alternative delivery models and changes in the methods used to determine reimbursement scenarios and rates, are on-going at the federal and state government levels. There are new provisions of law that provide for the creation of a new public-private Patient-Centered Outcomes Research Institute tasked with identifying comparative effectiveness research priorities. For example, establishing a research project agenda and contracting with entities to conduct the research in accordance with the agenda. Research findings published by this institute are publicly disseminated. It is difficult at this time to determine, whether a comparative effectiveness analysis impacting our business will be done, and assuming one is, what impact that analysis will have on the OmniPod System or our future financial results.
Beginning in 2013, sales of certain medical devices became subject to a 2.3% federal excise tax. We believe, based on advice from our tax advisor, that the sales of our products are exempt from this excise tax. However, if it is subsequently determined that sales of one or more of our products are subject to this excise tax, these tax obligations could materially adversely affect our financial results, although that would not occur until 2018 because of recent federal legislation that suspended the tax for two years.
In addition, the Affordable Care Act and related healthcare reform laws, regulations and initiatives have significantly increased regulation of managed care plans and decreased reimbursement to Medicare managed care. Some of these initiatives purport to, among other things, require that health plan members have greater access to drugs not included on a plan’s formulary. Moreover, to alleviate budget shortfalls, states have reduced or frozen payments to Medicaid managed care plans. We cannot accurately predict the complete impact of these healthcare reform initiatives, but they could lead to a decreased demand for our products and other outcomes that could adversely impact our business and financial results.
There may in the future be additional changes in government policy, including additional modifications to the healthcare laws, which could increase our cost of doing business and negatively impact our ability to sell our products and achieve profitability.
We may need to raise additional funds in the future, and these funds may not be available on acceptable terms or at all.
Our capital requirements will depend on many factors, including:

•	revenue generated by sales of our current products and any other future products that we may develop;

•	costs associated with adding further manufacturing capacity;

•	costs associated with expanding our sales and marketing efforts in the United States and internationally;

•	expenses we incur in manufacturing and selling the OmniPod System;

•	costs of developing new products or technologies and enhancements to the OmniPod System;

•	the cost of obtaining and maintaining FDA approval or clearance of our current or future products;

•	costs associated with any expansion;

•	the cost of complying with regulatory requirements;

•	costs associated with capital expenditures;

•	costs associated with litigation; and

•	the number and timing of any acquisitions or other strategic transactions.
We believe that our current cash and cash equivalents, together with the cash to be generated from expected product sales, will be sufficient to meet our projected operating requirements through at least the end of 2016.
We may in the future seek additional funds from public and private stock offerings, borrowings under credit lines or other sources. In June 2014 we issued $201.3 million of 2% Convertible Senior Notes which will mature in 2019 and we may need to raise additional debt or equity financing to repay these Notes. If we issue equity or debt securities to raise additional funds, our existing stockholders may experience dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. In addition, if we raise additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish valuable rights to our potential future products or proprietary technologies, or grant licenses on terms that are not favorable to us.

Exhibit 99.2

Our ability to raise additional capital may be adversely impacted by current economic conditions, including the effects of any disruptions to the credit and financial markets in the United States and worldwide. As a result of these and other factors, we do not know whether additional capital will be available when needed, or that, if available, we will be able to obtain additional capital on terms favorable to us or our stockholders.
If we are unable to raise additional capital due to these or other factors, we may need to further manage our operational expenses to reflect these external factors, including potentially curtailing our planned development activities. If we cannot raise additional funds in the future on acceptable terms, we may not be able to develop new products, execute our business plan, take advantage of future opportunities or respond to competitive pressures or unanticipated customer requirements. If any of these events occur, it could adversely affect our business, financial condition and results of operations.
We are dependent upon third-party suppliers, making us vulnerable to supply problems and price fluctuations.
We rely on a number of suppliers who manufacture the components of the OmniPods and PDMs. For example, we rely on Phillips Medisize Corporation to manufacture and supply several injection molded components of the OmniPod and Freescale Semiconductor, Inc. to manufacture and supply the application specific integrated circuit that is incorporated into the OmniPod. In addition, a subsidiary of Flextronics in China provides the supply of complete OmniPods. We do not have long-term supply agreements with most of our suppliers, and, in many cases, we make our purchases on a purchase order basis. In some other cases, where we do have agreements in place, our agreements with suppliers can be terminated by either party upon short notice. Additionally, our suppliers may encounter problems during manufacturing for a variety of reasons, including failure to follow specific protocols and procedures, failure to comply with applicable regulations, equipment malfunction, component part supply constraints and environmental factors, any of which could delay or impede their ability to meet our demand. Our reliance on these third-party suppliers also subjects us to other risks that could harm our business, including:

•	we are not a major customer of many of our suppliers, and these suppliers may therefore give other customers’ needs higher priority than ours;

•	we may not be able to obtain an adequate supply in a timely manner or on commercially reasonable terms;

•	our suppliers, especially new suppliers, may make errors in manufacturing that could negatively affect the efficacy or safety of the OmniPod System or cause delays in shipment;

•	we may have difficulty locating and qualifying alternative suppliers for our sole-source supplies;

•	switching components may require product redesign and submission to the FDA of a new 510(k);

•
our suppliers manufacture products for a range of customers, and fluctuations in demand for the products these suppliers manufacture for others may affect their ability to deliver products to us in a timely manner;

•	the occurrence of a fire, natural disaster or other catastrophe, impacting one or more of our suppliers, may affect their ability to deliver products to us in a timely manner; and

•	our suppliers may encounter financial hardships unrelated to our demand, which could inhibit their ability to fulfill our orders and meet our requirements.
We may not be able to quickly establish additional or alternative suppliers, particularly for our sole-source suppliers, in part because of the FDA approval process and because of the custom nature of various parts we require. Any interruption or delay in obtaining products from our third-party suppliers, or our inability to obtain products from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to cancel orders or switch to competing products.
Establishment of a competitive bid program by CMS for conventional insulin pumps could negatively affect our operating results.
CMS has established through 2016 a pilot competitive bidding program in limited areas that includes conventional insulin pumps. Since the OmniPod System is not currently covered or reimbursed by Medicare, we are not directly affected by this pilot program. However, in the event this pilot program is geographically expanded, is extended beyond 2016, and results in a reduction in the amount reimbursed by CMS for conventional insulin pumps, then this may negatively impact our ability to negotiate future pricing with private payors comparing the price of the OmniPod System to conventional insulin pumps.

Exhibit 99.2

If we are required to pay sales tax on sales of certain products, our results of operations could be adversely affected.
We believe that sales of most diabetes supplies are exempt from sales tax in most jurisdictions. However, if it is subsequently determined that sales of one or more of our products are subject to sales tax in such jurisdictions, our obligation to pay such sales taxes could materially adversely affect our financial results.
Our financial condition or results of operations may be adversely affected by international business risks.
Ypsomed is our exclusive distributor of the OmniPod System through 2018 in multiple countries including Germany, the United Kingdom, the Netherlands, Switzerland, Austria, Italy, Norway, and Sweden. Our agreement with Ypsomed also covers France, China, and a number of other countries. Ypsomed’s introduction of the OmniPod System in certain countries has been delayed due to a number of factors. Future delays would likely result in reduced purchases by Ypsomed, which could adversely affect our revenue. In addition to the OmniPod System, Ypsomed also markets and sells a suite of other products for the treatment of diabetes and has announced its intention to introduce and sell its own branded conventional insulin pump. Ypsomed could have a greater financial incentive to sell its proprietary products rather than the OmniPod System. We also sell the OmniPod System in Canada. As a result of our international sales, we are exposed to fluctuations in product demand and sales productivity outside the United States, which may be partially attributed to foreign exchange rate changes, and have to manage the risks associated with market acceptance of the OmniPod System in foreign countries. Our efforts to introduce our current or future products into foreign markets may not be successful, in which case we may have expended significant resources without realizing the expected benefit. Ultimately, the investment required for expansion into foreign markets could exceed the results of operations generated from this expansion. We do not have control over Ypsomed’s operational and financial condition, and we are subject to foreign regulatory and export requirements.
In addition, in order to reduce our cost of goods sold and increase our production capacity, we increasingly rely on third-party suppliers located outside the United States. For example, currently all of our OmniPods are manufactured at a facility in China operated by Flextronics. As a result, our business is subject to risks associated with doing business internationally, including:

•	political instability and adverse economic conditions;

•	trade protection measures, such as tariff increases, and import and export licensing and control requirements;

•	potentially negative consequences from changes in tax laws;

•	difficulty in staffing and managing widespread operations;

•	difficulties associated with foreign legal systems including increased costs associated with enforcing contractual obligations in foreign jurisdictions;

•	changes in foreign currency exchange rates;

•	differing protection of intellectual property;

•	unexpected changes in regulatory requirements;

•	failure to fulfill foreign regulatory requirements on a timely basis or at all to market the OmniPod System or other future products;

•	availability of, and changes in, reimbursement within prevailing foreign health care payment systems;

•	adapting to the differing laws and regulations, business and clinical practices, and patient preferences in foreign markets;

•	difficulties in managing foreign relationships and operations, including any relationships that we establish with foreign partners, distributors or sales or marketing agents; and

•	difficulty in collecting accounts receivable and longer collection periods.
In addition, expansion into foreign markets imposes additional burdens on our executive and administrative personnel, research and sales departments and general management resources. Our future success will depend in large part on our ability to anticipate and effectively manage these and other risks associated with doing business outside of the United States. Any of these factors may have a material adverse effect on our production capacity and, consequently, our business, financial condition and results of operations.

Exhibit 99.2

Failure to secure or retain adequate coverage or reimbursement for our products by third-party payors could adversely affect our business, financial condition and results of operations.
We expect that sales of the OmniPod System will be limited unless a substantial portion of the sales price of the OmniPod System is paid for by third-party payors, including private insurance companies, health maintenance organizations, preferred provider organizations, federal and state government healthcare agencies and other managed care providers. We currently have contracts establishing reimbursement for the OmniPod System with national and regional third-party payors that provide reimbursement for patients residing in all 50 states. While we anticipate entering into additional contracts with other third-party payors, we cannot assure that we will be successful in doing so. In addition, these contracts can generally be terminated by the third-party payor without cause. Also, healthcare market initiatives in the United States may lead third-party payors to decline or reduce reimbursement for the OmniPod System. Moreover, compliance with administrative procedures or requirements of third-party payors may result in delays in processing approvals by those payors for patients to obtain coverage for the use of the OmniPod System. We are an approved Medicare supplier and current Medicare coverage for continuous subcutaneous insulin infusion, or CSII therapy exists. However, existing Medicare coverage for CSII therapy is based on conventional insulin pumps. We have been in the process for several years of seeking appropriate Medicare coverage for the OmniPod System. No assurance can be provided that we will ever secure Medicare coverage of the OmniPod System. As a result, we have focused our efforts in establishing reimbursement for the OmniPod System by negotiating contracts with private insurers. In addition, coverage decisions and rates of reimbursement increasingly require clinical evidence showing an improvement in patient outcomes. Generating this clinical evidence requires substantial time and investment and there is no guarantee of a desired outcome. Finally, as we expand our sales and marketing efforts outside of the United States, we face additional risks associated with obtaining and maintaining reimbursement from foreign health care payment systems on a timely basis or at all. Failure to secure or retain adequate coverage or reimbursement for the OmniPod System by third-party payors, including Medicare, could have a material adverse effect on our business, financial condition and results of operations.
We face competition from numerous competitors, most of whom have far greater resources than we have, which may make it more difficult for us to achieve significant market penetration and which may allow them to develop additional products for the treatment of diabetes that compete with the OmniPod System.
The medical device industry is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. The OmniPod System competes with several existing insulin delivery devices as well as other methods for the treatment of diabetes. Medtronic MiniMed, a division of Medtronic has been the market leader for many years and has the majority share of the conventional insulin pump market in the United States. Other significant suppliers in the United States include Animas Corporation, a division of Johnson & Johnson and Tandem Diabetes Care, Inc.
In addition to the OmniPod System, our principal international distributor, Ypsomed, markets and sells a suite of other products for the treatment of diabetes. Also, Ypsomed has announced its intention to introduce and sell its own branded conventional insulin pump. Ypsomed may have a greater financial incentive to sell its proprietary products rather than the OmniPod System.
Many of our competitors are large, well-capitalized companies with significantly more market share and resources than we have. As a consequence, they are able to spend more aggressively on product development, marketing, sales and other product initiatives than we can. Many of these competitors have:

•	significantly greater name recognition;

•	different and more complete reimbursement profiles;

•	established relations with healthcare professionals, customers and third-party payors;

•	larger and more established distribution networks;

•	greater experience in conducting research and development, manufacturing, clinical trials, marketing and obtaining regulatory approval; and

•	greater financial and human resources for product development, sales and marketing and patent litigation.

Exhibit 99.2

We also compete with MDI therapy, which is substantially less expensive than CSII therapy. MDI therapy has been made more effective by the introduction of long-acting insulin analogs that can be used in combination with easy to use bolus devices such as pens or nasal inhalants. While we believe that CSII therapy, in general, and the OmniPod System, in particular, have significant competitive and clinical advantages over traditional MDI therapy, improvements in the effectiveness of MDI therapy may result in fewer people with insulin-dependent diabetes converting from MDI therapy to CSII therapy than we expect and may result in negative price pressure.
In addition to the established insulin pump competitors, several companies are working to develop and market new insulin “patch” pumps and other methods for the treatment of diabetes, such as inhaled insulin. These companies are at various stages of development. The companies working in this area of which we are aware include Medtronic, Johnson & Johnson, Valeritas Inc., Cellnovo Limited, VinCentra, Debiotech S.A., Becton Dickinson and Co., Enable Injections, Sensile Medical and Unilife.
Our current competitors or other companies may at any time develop additional products for the treatment of diabetes. For example, other diabetes-focused pharmaceutical companies, including Abbott Diabetes Care, Inc. ("Abbott"), Eli Lilly and Company, Novo Nordisk A/S and Takeda Pharmaceuticals Company Limited, are developing similar products. All of these competitors are large, well-capitalized companies with significantly greater product development resources than we have. If an existing or future competitor develops a product that competes with or is superior to the OmniPod System, our revenue may decline. In addition, some of our competitors may compete by changing their pricing model or by lowering the price of their insulin delivery systems or ancillary supplies. If these competitors’ products were to gain acceptance by healthcare professionals, people with insulin-dependent diabetes or third-party payors, a downward pressure on prices could result. If prices were to fall, we may not improve our gross margins or sales growth sufficiently to achieve profitability.
We rely on the proper function, availability and security of our information technology systems to operate our business and a cyber-attack or other breach or disruption of these systems could have a material adverse effect on our business and results of operations.
We rely on information technology systems to process, transmit and store electronic information in our day-to-day operations. Moreover, the nature of our business involves the receipt and storage of personal and financial information regarding our patients. We use our information technology systems to manage or support a variety of business processes and activities, including sales, shipping, billing, customer service, procurement and supply chain, manufacturing and accounts payable. In addition, we use enterprise information technology systems to record, process, and summarize transactions and other financial information and results of operations for internal reporting purposes and to comply with regulatory financial reporting, legal, and tax requirements. Our information technology systems may be susceptible to damage, disruptions or shutdowns due to computer viruses, attacks by computer hackers, failures during the process of upgrading or replacing software, databases or components thereof, power outages, hardware failures, telecommunication failures, user errors or catastrophic events. Any failure by us to maintain or protect our information technology systems and data integrity, including from cyber-attacks, intrusions, disruptions or shutdowns, could result in the unauthorized access to patient data and personally identifiable information, theft of intellectual property or other misappropriation of assets or the loss of key data and information, or otherwise compromise our confidential or proprietary information and disrupt our operations. If our information technology systems are breached or suffer severe damage, disruption or shutdown and we are unable to effectively resolve the issues in a timely manner, our business and operating results may be materially and adversely affected.
Technological breakthroughs in diabetes monitoring, treatment or prevention could render the OmniPod System obsolete. In addition, our own new product development initiatives may prove to be ineffective or not commercially successful.
The diabetes treatment market is subject to rapid technological change and product innovation. The OmniPod System is based on our proprietary technology, but a number of companies, medical researchers and existing pharmaceutical companies are pursuing new delivery devices, delivery technologies, sensing technologies, procedures, drugs and other therapeutics for the monitoring, treatment and/or prevention of insulin-dependent diabetes. For example, FDA approval of a commercially viable “closed-loop” system that combines continuous “real-time” glucose sensing or monitoring and automatic continuous subcutaneous insulin infusion in a manner that delivers appropriate amounts of insulin on a timely basis without patient direction could have a material adverse effect on our revenue and future profitability. Medtronic has developed such an FDA-approved product combining continuous glucose sensing and CSII therapy, which could negatively impact our business. In addition, the National Institutes of Health and other supporters of diabetes research are continually seeking ways to prevent, cure or improve the treatment of diabetes. Any technological breakthroughs in diabetes monitoring, treatment or prevention

Exhibit 99.2

could render the OmniPod System obsolete, which would have a material adverse effect on our business, financial condition and results of operations.
We also have on-going initiatives to develop products to improve the treatment of Type 1 diabetes and to treat patients with highly insulin resistant Type 2 diabetes. For example, we are working with DexCom, Inc. to integrate its continuous glucose monitoring technology with the OmniPod System and we continue to explore partnership opportunities with other companies that have blood glucose monitoring and continuous glucose monitoring technologies. We are also developing with Eli Lilly and Company a new version of the OmniPod System specifically designed to deliver Humulin® R U-500 and U-200 insulin, which are more concentrated forms of insulin than traditional U-100 insulin for patients with higher insulin-resistance. In each of these cases, these projects are at an early stage of development, will require substantial clinical support and are subject to regulatory approvals. No assurances can be given that these or other development initiatives by us will be successful. The failure to successfully bring any of these products to market could have an adverse effect on our business and results of operations.
If our existing license agreement with Abbott is terminated or we fail to enter into new license agreements allowing us to incorporate a blood glucose meter into the OmniPod System, or if Abbott's FreeStyle meter is less desirable to our current and potential customers, our business may be materially adversely impacted.
Our rights to incorporate the FreeStyle blood glucose meter into the OmniPod System are governed by a development and license agreement with Abbott. This agreement provides us with a non-exclusive, fully paid, non-transferable and non-sublicensable license in the United States under patents and other relevant technical information relating to the FreeStyle blood glucose meter during the term of the agreement. As amended, this agreement runs through January 2020. The agreement may be terminated or limited in geographical scope by Abbott under certain circumstances. Termination of this agreement could require us to either remove the blood glucose meter from PDMs to be sold in the future, which would impair the functionality of the OmniPod System, or attempt to incorporate an alternative blood glucose meter into the PDM, either of which would require significant development and regulatory activities that might not be completed in time to prevent an interruption in the availability of the OmniPod System to our customers, which could have a material adverse effect on our business, financial condition and results of operations.
The FreeStyle blood glucose meter in our PDM is only approved for use with FreeStyle test strips. Not all third party payors reimburse patients for the purchase and use of FreeStyle test strips to the same extent as they reimburse patients for other brands of test strips. The absence or reduction in such reimbursement may make the OmniPod System less desirable to our current and potential customers.
In the future, we may need additional licenses to intellectual property owned by third parties in order to commercialize new products. If we cannot obtain these additional licenses, we may not be able to develop or commercialize these future products. Our rights to use technologies licensed to us by third parties are not entirely within our control, and we may not be able to continue selling the OmniPod System or sell future products without these technologies.
Our growing non-insulin drug delivery business faces challenges which, if not met, may impair its future success and continued growth.
Our non-insulin drug delivery business has grown substantially over the past years. This business typically involves the development, manufacturing and sale of a modified OmniPod for delivery of a specific drug other than insulin. The marketing and sales initiatives driving this business differ markedly from those on which we rely for our sales of OmniPod Systems to treat diabetes since the non-insulin drug delivery devices depend on marketing and sales to pharmaceutical companies, not to patients and clinicians. We expect that the continued growth of our non-insulin drug delivery business will face several challenges, including:

•	our identification of drug delivery opportunities appropriate for a modified OmniPod;

•	our achievement of satisfactory development and pricing terms with the pharmaceutical companies that sell such drugs;

•	our development of appropriate modifications to our OmniPods to address the needs and parameters required for the respective drug-delivery opportunities;

•	manufacturing issues relating to the modified OmniPod;

•	long lead-times associated with the development, regulatory approvals and ramp up applicable to the use of modified OmniPods for the delivery of such drugs;

Exhibit 99.2

•	relatively small number of modified OmniPods needed to address each drug-delivery opportunity;

•	uncertainties regarding the market acceptance of such drugs and the modified OmniPods as appropriate delivery devices;

•	uncertainties relating to the success of the pharmaceutical companies in marketing and selling such drugs as well as the modified OmniPods as the appropriate delivery devices;

•	intense competition in the drug-delivery industry, including from competitors which have substantially greater resources than we do;

•	maintaining appropriate gross margins for non-insulin drug delivery products; and

•	regulatory requirements and reimbursement rates associated with such drugs.
If we are unsuccessful in overcoming one or more of these challenges, our ability to capitalize on these opportunities and to continue to grow our non-insulin drug delivery business could be significantly impaired, which in turn could materially and adversely impact our business and financial results.
The patent rights on which we rely to protect the intellectual property underlying the OmniPod System may not be adequate, which could enable third parties to use our technology and would harm our continued ability to compete in the market.
Our success will depend in part on our continued ability to develop or acquire commercially-valuable patent rights and to protect these rights adequately. Our patent position is generally uncertain and involves complex legal and factual questions. The risks and uncertainties that we face with respect to our patents and other related rights include the following:

•	the pending patent applications we have filed or to which we have exclusive rights may not result in issued patents or may take longer than we expect to result in issued patents;

•	the claims of any patents that are issued may not provide meaningful protection;

•	we may not be able to develop additional proprietary technologies that are patentable; and

•	other companies may design around technologies we have patented, licensed or developed.
We also may not be able to protect our patent rights effectively in some foreign countries. For a variety of reasons, we may decide not to file for patent protection. Our patent rights underlying the OmniPod System may not be adequate, and our competitors or customers may design around our proprietary technologies or independently develop similar or alternative technologies or products that are equal or superior to ours without infringing on any of our patent rights. In addition, the patents licensed or issued to us may not provide a competitive advantage. The occurrence of any of these events may have a material adverse effect on our business, financial condition and results of operations.
Other rights and measures we have taken to protect our intellectual property may not be adequate, which would harm our ability to compete in the market.
In addition to patents, we rely on a combination of trade secrets, copyright and trademark laws, confidentiality, non-disclosure and assignment of invention agreements and other contractual provisions and technical measures to protect our intellectual property rights. Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated. While we currently require employees, consultants and other third parties to enter into confidentiality, non-disclosure or assignment of invention agreements, or a combination thereof where appropriate, any of the following could still occur:

•	the agreements may be breached;

•	we may have inadequate remedies for any breach;

•	trade secrets and other proprietary information could be disclosed to our competitors; or

•	others may independently develop substantially equivalent or superior proprietary information and techniques or otherwise gain access to our trade secrets or disclose such technologies.
If, for any of the above reasons, our intellectual property is disclosed or misappropriated, it would harm our ability to protect our rights and have a material adverse effect on our business, financial condition and results of operations.

Exhibit 99.2

We may need to initiate lawsuits to protect or enforce our patents and other intellectual property rights, which could be expensive and, if we lose, could cause us to lose some of our intellectual property rights, which would harm our ability to compete in the market.
We rely on patents to protect a portion of our intellectual property and our competitive position. Patent law relating to the scope of claims in the technology fields in which we operate is still evolving and, consequently, patent positions in the medical device industry are generally uncertain. In order to protect or enforce our patent rights, we may initiate patent litigation against third parties, such as infringement suits or interference proceedings. Litigation may be necessary to:

•	assert claims of infringement;

•	enforce our patents;

•	protect our trade secrets or know-how; or

•	determine the enforceability, scope and validity of the proprietary rights of others.
Any lawsuits that we initiate could be expensive, take significant time and divert management’s attention from other business concerns. Litigation also puts our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. Additionally, we may provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially valuable. The occurrence of any of these events could have a material adverse effect on our business, financial condition and results of operations.
Claims that our current or future products infringe or misappropriate the proprietary rights of others could adversely affect our ability to sell those products and cause us to incur additional costs.
Substantial litigation over intellectual property rights exists in the medical device industry, and we have settled infringement suits in the past. We expect that we could be increasingly subject to third-party infringement claims as our revenue increases, the number of competitors grows and the functionality of products and technology in different industry segments overlaps. Third parties may currently have, or may eventually be issued, patents on which our current or future products or technologies may infringe. For example, we are aware of certain patents and patent applications owned by our competitors that cover different aspects of insulin infusion and the related devices. Any of these third parties might make a claim of infringement against us.
Such litigation, regardless of its outcome, could result in the expenditure of significant financial resources and the diversion of management’s time and resources. In addition, such litigation could cause negative publicity, adversely affect prospective customers, cause product shipment delays, limit or prohibit us from manufacturing, marketing or selling our current or future products, require us to develop non-infringing technology, make substantial payments to third parties or enter into royalty or license agreements, which may not be available on acceptable terms or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our revenue could decrease substantially and we could be exposed to significant liability. A court could enter orders that temporarily, preliminarily or permanently enjoin us or our customers from making, using, selling, offering to sell or importing our current or future products, or could enter an order mandating that we undertake certain remedial activities.
We are subject to extensive government regulation, both in the United States and abroad, which could restrict the sales and marketing of the OmniPod System and could cause us to incur significant costs.
Our medical device products and operations are subject to extensive regulation by the FDA and various other federal, state, local and foreign government authorities. Government regulation of medical devices is meant to assure their safety and effectiveness, and includes regulation of, among other things:
•design, development and manufacturing;
•testing, labeling, content and language of instructions for use and storage;
•clinical trials;
•product safety;
•marketing, sales and distribution;
•regulatory clearances and approvals including premarket clearance and approval;
•conformity assessment procedures;
•product traceability and record keeping procedures;

Exhibit 99.2

•advertising and promotion;
•product complaints, complaint reporting, recalls and field safety corrective actions;
•post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury;
•post-market studies; and
•product import and export.
The regulations to which we are subject are complex and have tended to become more stringent over time. Regulatory changes could result in restrictions on our ability to carry on or expand our operations, higher than anticipated costs or lower than anticipated sales.
Before a new medical device, or a significant modification of a medical device, including a new use of or a new use of or claim for an existing product, can be marketed in the United States, it must first receive either 510(k) clearance or pre-market approval from the FDA, unless an exemption applies. In the 510(k) clearance process, the FDA must determine that a proposed device is "substantially equivalent" to a device legally on the market, known as a "predicate" device, with respect to intended use, technology and safety and effectiveness, in order to clear the proposed device for marketing. Clinical data is sometimes required to support substantial equivalence. In December 2012 we received 501(k) clearance for our new OmniPod System. We may be required to obtain a new 510(k) clearance or pre-market approval for significant post-market modifications to the OmniPod System. Obtaining 510(k) clearance or pre-market approval for medical devices can be expensive and lengthy, and entail significant user fees, unless an exemption is available. The FDA’s process for obtaining 510(k) clearance usually takes three to twelve months, but it can last longer. In the PMA approval process, the FDA must determine that a proposed device is safe and effective for its intended use based, in part, on extensive data, including but not limited to, technical, pre-clinical, clinical trial, manufacturing and labeling data. The process for obtaining pre-market approval is much more costly and uncertain and it generally takes from one to three years, or longer, from the time the application is filed with the FDA. Modifications to products that are approved through a PMA application generally need FDA approval. The FDA may demand that we obtain a PMA prior to marketing certain of our future products. Further, we may not be able to obtain additional 510(k) clearances or pre-market approvals for new products or for modifications to, or additional indications for, the OmniPod System in a timely fashion or at all. Delays in obtaining future clearances could adversely affect our ability to introduce new or enhanced products in a timely manner which in turn could harm our revenue and future profitability.
We also are subject to numerous post-marketing regulatory requirements, which include quality system regulations related to the manufacturing of our devices, labeling regulations and medical device reporting regulations, which require us to report to the FDA if our devices cause or contribute to a death or serious injury, or malfunction in a way that would likely cause or contribute to a death or serious injury. If we fail to comply with present or future regulatory requirements that are applicable to us, we may be subject to enforcement action by the FDA, which may include any of the following sanctions:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

•	customer notification, or orders for repair, replacement or refunds;

•	voluntary or mandatory recall or seizure of our current or future products;

•	administrative detention by the FDA of medical devices believed to be adulterated or misbranded;

•	imposing operating restrictions, suspension or shutdown of production;

•	refusing our requests for 510(k) clearance or pre-market approval of new products, new intended uses or modifications to the OmniPod System;

•	rescinding 510(k) clearance or suspending or withdrawing pre-market approvals that have already been granted; and

•	criminal prosecution.
The occurrence of any of these events may have a material adverse effect on our business, financial condition and results of operations.

Exhibit 99.2

In addition, the FDA may change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions that may prevent or delay approval or clearance of our products under development or impact our ability to modify our currently approved or cleared products on a timely basis. For example, in 2011, the FDA announced a plan of action to modernize and improve the FDA's premarket review of medical devices, and has implemented, and continues to implement, reforms intended to streamline the premarket review process. In addition, as part of the Food and Drug Administration Safety and Innovation Act of 2012, or FDASIA, Congress enacted several reforms that further affect medical device regulation both pre- and post-approval. In addition, these regulatory requirements may change in the future in a way that adversely affects us. For instance, the FDA is in the process of reviewing the 510(k) approval process and criteria and has announced initiatives to improve the current pre-market and post-market regulatory processes and requirements associated with infusion pumps and other home use medical devices. As part of this effort, the FDA is reviewing the adverse event reporting and recall processes for insulin pumps. Any change in the laws or regulations that govern the clearance and approval processes relating to our current and future products could make it more difficult and costly to obtain clearance or approval for new products, or to produce, market and distribute existing products.
The OmniPod System is also sold in a number of European countries and Canada. As a result, we are required to comply with additional foreign regulatory requirements. For example, in April 2009, we first received CE Mark approval for our OmniPod System. The CE Mark gives us authorization to distribute the OmniPod System throughout the European Union and in other countries that recognize the CE Mark. Additionally, in September 2009, we first received Health Canada approval to distribute the OmniPod System throughout Canada. As we expand our sales efforts internationally, we may need to obtain additional foreign approval certifications.
There is no guarantee that the FDA will grant 510(k) clearance or PMA approval of our future products, and failure to obtain necessary clearances or approvals for our future products would adversely affect our ability to grow our business.
Some of our new or modified products will require FDA clearance of a 510(k) or FDA approval of a PMA. The FDA may not approve or clear these products for the indications that are necessary or desirable for successful commercialization. Indeed, the FDA may refuse our requests for 510(k) clearance or premarket approval of new products. Even early stage review may result in issues. For example, the FDA has issued guidance documents intended to explain the procedures and criteria the FDA will use in assessing whether a 510(k) and PMA submissions meets a minimum threshold of acceptability and should be accepted for substantive review. Under the “Refuse to Accept” guidance, the FDA conducts an early review against specific acceptance criteria to inform 510(k) and PMA submitters if the submission is administratively complete, or if not, to identify the missing element(s). Submitters are given the opportunity to provide the FDA with the identified information. If the information is not provided within a defined time, the submission will not be accepted for FDA review. Significant delays in receiving clearance or approval, or the failure to receive clearance or approval for our new products would have an adverse effect on our ability to expand our business.
If we, our contract manufacturer or our component suppliers fail to comply with the FDA’s quality system regulations, the manufacturing and distribution of our devices could be interrupted, and our product sales and operating results could suffer.
We, our contract manufacturer and our component suppliers are required to comply with the FDA’s quality system regulations, which is a complex regulatory framework that covers the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our devices. Compliance with applicable regulatory requirements is subject to continual review and is monitored rigorously through periodic, sometimes unannounced, inspections by the FDA. We cannot assure you that our facilities or our contract manufacturer or component suppliers’ facilities would pass any future quality system inspection. If our or any of our contract manufacturer or component suppliers’ facilities fails a quality system inspection, the manufacturing or distribution of our devices could be interrupted and our operations disrupted. Failure to take adequate and timely corrective action in response to an adverse quality system inspection could force a suspension or shutdown of our labeling operations or the manufacturing operations of our contract manufacturer, or a recall of our devices.
If we, or our manufacturers, fail to adhere to QSR requirements, this could delay production of our products and lead to fines, difficulties in obtaining regulatory clearances, recalls, enforcement actions, including injunctive relief or consent decrees, or other consequences, which could, in turn, have a material adverse effect on our financial condition or results of operations.

Exhibit 99.2

Our facility located at 600 Technology Park Drive, Suite 200, Billerica, MA 01821 was inspected by the FDA from March 11-27, 2015, which resulted in four inspectional observations (FDA Form 483) and a subsequent Warning Letter dated June 5, 2015. The Company has completed all of the commitments from the 483 and Warning Letter responses, but has not yet received notification that FDA has closed the Warning Letter. More recently, our facility located in Billerica, MA was re-inspected by the FDA from November 30-December 11, 2015. This inspection also resulted in four inspectional observations (FDA Form 483). We responded to the most recent inspectional observations on December 31, 2015.
If our products, or malfunction of our products, cause or contribute to a death or a serious injury, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.
Under the FDA medical device reporting regulations, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would likely cause or contribute to death or serious injury if the malfunction of the device or one of our similar devices were to recur. Any such adverse event involving our products could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Adverse events involving our products have been reported to us in the past, and we cannot guarantee that they will not occur in the future. Any corrective action, whether voluntary or involuntary, will require the dedication of our time and capital, distract management from operating our business and may harm our reputation and financial results.
Our current or future products may be subject to product recalls even after receiving FDA clearance or approval. A recall of our products, either voluntarily or at the direction of the FDA, or the discovery of serious safety issues with our products, could have a significant adverse impact on us.
The FDA and similar governmental bodies in other countries have the authority to require the recall of our current or future products if we or our contract manufacturers fail to comply with relevant regulations pertaining to manufacturing practices, labeling, advertising or promotional activities, or if new information is obtained concerning the safety or efficacy of these products. A government-mandated recall could occur if the FDA finds that there is a reasonable probability that the device would cause serious, adverse health consequences or death. A voluntary recall by us could occur as a result of any material deficiency in a device, such as manufacturing defects, labeling deficiencies, packaging defects or other failures to comply with applicable regulations. The FDA requires that certain classifications of recalls be reported to the FDA within 10 working days after the recall is initiated. Recalls of any of our products would divert managerial and financial resources and have an adverse effect on our reputation, results of operations and financial condition, which could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be subject to liability claims, be required to bear other costs, or take other actions that may have a negative impact on our future sales and our ability to generate profits. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. We may initiate voluntary recalls involving our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, they could require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the FDA could take enforcement action for failing to report the recalls when they were conducted.
With respect to corrections and removals, in July 2015, Insulet implemented a field removal of certain lots due to the possibility that some of the OmniPod Systems have a higher rate of failure than its current manufacturing standards.  In September 2015, as part of Insulet’s product quality monitoring process, the company identified that certain lots of the OmniPod had a slight increase (1% - 2%) in the reported cases in which the Pod’s cannula failed to deploy.  On October 29, 2015, Insulet implemented a field correction to advise patients of the possibility of a needle deployment failure and provided recommendations on how to manage such an event.  Both field actions were initiated with the knowledge of FDA and were reported to the agency in accordance with the requirements of 21 C.F.R. Part 806.
Further, under the FDA’s medical device reporting, or MDR, regulations, we are required to report to the FDA any incident in which our product may have caused or contributed to a death or serious injury or in which our product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. Repeated product malfunctions may result in a voluntary or involuntary product recall, which could divert managerial and financial resources, impair our ability to manufacture our products in a cost-effective and timely manner, and have an adverse effect on our reputation, results of operations and financial condition. We are also required to follow detailed recordkeeping requirements for all firm-initiated medical device corrections and removals, and to report such corrective and removal actions to FDA if they are carried out in response to a

Exhibit 99.2

risk to health and have not otherwise been reported under the MDR regulations. In addition, in October 2014, the FDA issued guidance intended to assist the FDA and industry in distinguishing medical device recalls from product enhancements. Per the guidance, if any change or group of changes to a device addresses a violation of the Federal Food, Drug, and Cosmetic Act, that change would generally constitute a medical device recall and require submission of a recall report to the FDA.
If the third parties on which we rely to conduct our clinical trials and to assist us with pre-clinical development do not perform as contractually required or expected, we may not be able to obtain regulatory clearance or approval or commercialize our products.
We rely on third parties, such as contract research organizations, medical institutions, clinical investigators and contract laboratories to conduct some of our clinical trials and pre-clinical investigations. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our pre-clinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for, or successfully commercialize, our products on a timely basis, if at all, and our business, operating results and prospects may be adversely affected. Furthermore, our third-party clinical trial investigators may be delayed in conducting our clinical trials for reasons outside of their control.
We may be subject to enforcement action if we engage in improper marketing or promotion of our products.
Our promotional materials and training methods must comply with FDA and other applicable laws and regulations, including the prohibition of the promotion of unapproved, or off-label, use. Doctors may use our products off-label, as the FDA does not restrict or regulate a doctor’s choice of treatment within the practice of medicine. However, if the FDA determines that our promotional materials or training constitutes promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance of an untitled letter, a warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our promotional or training materials to constitute promotion of an off-label use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement. In that event, our reputation could be damaged and adoption of the products could be impaired. Although our policy is to refrain from statements that could be considered off-label promotion of our products, the FDA or another regulatory agency could disagree and conclude that we have engaged in off-label promotion. In addition, the off-label use of our products may increase the risk of product liability claims. Product liability claims are expensive to defend and could divert our management’s attention, result in substantial damage awards against us, and harm our reputation.
We are subject to federal and state laws prohibiting “kickbacks” and false or fraudulent claims, which, if violated, could subject us to substantial penalties. Additionally, any challenge to or investigation into our practices under these laws could cause adverse publicity and be costly to respond to, and thus could harm our business.
The federal anti-kickback statute and several similar state laws, prohibit payments that are intended to induce physicians or others either to refer patients or to acquire or arrange for or recommend the acquisition of healthcare products or services and impose civil and criminal penalties for noncompliance that can be substantial. These laws constrain our sales, marketing and other promotional activities by limiting the kinds of financial arrangements, including sales programs, we may have with hospitals, physicians or other potential purchasers of medical devices.
We conduct various marketing and product training activities that involve making payments to healthcare providers and entities. While we believe that our activities are compliant with all applicable laws, even an unsuccessful challenge or investigation into our practices could cause adverse publicity, and be costly to respond to, and thus could have a material adverse effect on our business, financial condition and results of operations.
We participate in federal and state programs such as Medicare and Medicaid, under which we are subject to numerous state and federal laws and regulations overseeing reimbursement and intended to prevent fraud and abuse. Medicare and Medicaid regulations are complex and may require management’s interpretation. Our compliance with Medicare and Medicaid regulations may be reviewed by federal or state agencies, including the United States Department of Health and Human Services’ Office of the Inspector General (“OIG”), CMS, and the Department of Justice. To ensure compliance with Medicare, Medicaid and other regulations, government agencies conduct periodic audits of us to ensure compliance with various supplier standards and billing requirements.

Exhibit 99.2

If we are found to have violated laws protecting the confidentiality of patient health information, we could be subject to civil or criminal penalties, which could increase our liabilities and harm our reputation or our business.
There are a number of federal and state laws protecting the confidentiality of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. In particular, the U.S. Department of Health and Human Services promulgated patient privacy rules under Health Insurance Portability and Accountability Act ("HIPAA"). These privacy rules protect medical records and other personal health information by limiting their use and disclosure, giving individuals the right to access, amend and seek accounting of their own health information and limiting most use and disclosures of health information to the minimum amount reasonably necessary to accomplish the intended purpose. If we are found to be in violation of the privacy rules under HIPAA, we could be subject to civil or criminal penalties, which could increase our liabilities, harm our reputation and have a material adverse effect on our business, financial condition and results of operations.
Product liability suits, whether or not meritorious, could be brought against us due to an alleged defective product or for the misuse of our devices. These suits could result in expensive and time-consuming litigation, payment of substantial damages, and an increase in our insurance rates.
If our current or future products are defectively designed or manufactured, contain defective components or are misused, or if someone claims any of the foregoing, whether or not meritorious, we may become subject to substantial and costly litigation. Misusing our devices or failing to adhere to the operating guidelines of the OmniPod System could cause significant harm to patients, including death. In addition, if our operating guidelines are found to be inadequate, we may be subject to liability. Product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizable damage awards against us. While we believe that we are reasonably insured against these risks, we may not have sufficient insurance coverage for all future claims. Any product liability claims brought against us, with or without merit, could increase our product liability insurance rates or prevent us from securing continuing coverage, could harm our reputation in the industry and could reduce revenue. Product liability claims in excess of our insurance coverage would be paid out of cash reserves harming our financial condition and adversely affecting our results of operations.
Our ability to grow our revenue depends in part on our retaining a high percentage of our customer base.
A key to driving our revenue growth is the retention of a high percentage of our customers. We have developed retention programs aimed at both healthcare professionals and patients, which include appeals assistance, ongoing patient communications, newsletters, support, training and an automatic re-order program for certain patients. We have had a satisfactory customer retention rate; however, we cannot assure you that we will maintain this retention rate in the future. Current uncertainty in global economic conditions, higher levels of unemployment, changes in insurance reimbursement levels and negative financial news may negatively affect product demand. If demand for our products fluctuates as a result of economic conditions or otherwise, our ability to attract and retain customers could be harmed. The failure to retain a high percentage of our customers would negatively impact our revenue growth and may have a material adverse effect on our business, financial condition and results of operations.
We depend on a small number of customers for a large portion of our business, and changes in our customers’ orders could have a significant impact on our operating results. If a major customer, either in our insulin or non-insulin drug delivery businesses significantly reduces the amount of business it does with us, there would be an adverse impact on our operating results. In the year ended December 31, 2015, three customers represented 13%, 10% and 12% of total revenue, respectively. In the year ended December 31, 2014, two customers represented 19% and 14% of total revenue, respectively. In the year ended December 31, 2013, two customer represented 17% and 10% of total revenue, respectively.
We have sponsored, and expect to continue to sponsor market studies seeking to demonstrate certain aspects of the efficacy of the OmniPod System, which may fail to produce favorable results.
To help improve, market and sell the OmniPod System, we have sponsored, and expect to continue to sponsor market studies to assess various aspects of the OmniPod System’s functionality and its relative efficacy. The data obtained from the studies may be unfavorable to the OmniPod System or may be inadequate to support satisfactory conclusions. In addition, in the future we may sponsor clinical trials to assess certain aspects of the efficacy of the OmniPod System. If future clinical trials fail to support the efficacy of our current or future products, our sales may be adversely affected and we may lose an opportunity to secure clinical preference from prescribing clinicians, which may have a material adverse effect on our business, financial condition and results of operations.

Exhibit 99.2

If future clinical studies or other articles are published, or diabetes associations or other organizations announce positions that are unfavorable to the OmniPod System, our sales efforts and revenue may be negatively affected.
Future clinical studies or other articles regarding our existing products or any competing products may be published that either support a claim, or are perceived to support a claim, that a competitor’s product is clinically more effective or easier to use than the OmniPod System or that the OmniPod System is not as effective or easy to use as we claim. Additionally, diabetes associations, healthcare providers that focus on diabetes or other organizations that may be viewed as authoritative could endorse products or methods that compete with the OmniPod System or otherwise announce positions that are unfavorable to the OmniPod System. Any of these events may negatively affect our sales efforts and result in decreased revenue.
Substantially all of our operations related to the OmniPod System are conducted at a single location and substantially all of our OmniPod System inventory is held at a single location. Any disruption at either of these locations could increase our expenses.
Substantially all of our manufacturing of complete OmniPods is currently conducted at a single location on manufacturing lines owned by us at a facility located in China, operated by a subsidiary of Flextronics. We take precautions to ensure that Flextronics safeguards our assets, including insurance and health and safety protocols. However, a natural or other disaster, such as a fire or flood, could cause substantial delays in our operations, damage or destroy our manufacturing equipment, and cause us to incur additional expenses. The insurance we maintain may not be adequate to cover our losses in any particular case. With or without insurance, damage to our manufacturing equipment, or to any of our suppliers, may have a material adverse effect on our business, financial condition and results of operations.
In addition, substantially all of our OmniPod System inventory is held at a single location in Billerica, Massachusetts. We take precautions to safeguard our facility, including insurance, health and safety protocols and off-site storage of computer data. However, a natural or other disaster, such as a fire or flood, could cause substantial delays in our operations, damage or destroy our inventory, and cause us to incur additional expenses. The insurance we maintain may not be adequate to cover our losses in any particular case. With or without insurance, damage to our facility or our other property may have a material adverse effect on our business, financial condition and results of operations.
Our success will depend on our ability to attract and retain personnel.
We recently made significant changes to our senior management team. We believe we will benefit substantially from the leadership and performance of our new senior management. As such, our success will depend on our ability to retain our new management and to attract and retain additional qualified personnel in the future, including clinicians, engineers and other highly skilled personnel. In addition, it is important to the success of the Company that the transition of the new senior management be largely seamless. Our failure to effect this seamless transition may result in a disruption to our business. Competition for senior management personnel, as well as clinicians, engineers and other highly skilled personnel, is intense and there can be no assurances that we will be able to retain our personnel. The loss of the services of members of our senior management, clinicians, engineers and other highly skilled personnel could prevent or delay the implementation and completion of our objectives, or divert management’s attention to seeking qualified replacements.
Additionally, the sale and after-sale support of the OmniPod System is logistically complex, requiring us to maintain an extensive infrastructure of field sales personnel, diabetes educators, customer support, insurance specialists, and billing and collections personnel. We face considerable challenges in recruiting, training, managing, motivating and retaining these teams, including managing geographically dispersed efforts. If we fail to maintain and grow an adequate pool of trained and motivated personnel, our reputation could suffer and our financial position could be adversely affected.
If we do not effectively manage our growth, our business resources may become strained, we may not be able to deliver the OmniPod System in a timely manner and our results of operations may be adversely affected.
Since the commercial launch of the OmniPod System, we have progressively expanded our marketing efforts to cover the entire United States. In addition, the OmniPod System is sold in a number of European countries and Canada. As we continue to expand our sales internationally, we will need to obtain regulatory approvals and reimbursement agreements with government agencies or private third-party payors in those countries. Failure to obtain such agreements would limit our ability to successfully penetrate those foreign markets. In addition, the geographic expansion of our business will require additional manufacturing capacity to supply those markets as well as additional sales and marketing resources.

Exhibit 99.2

We expect to continue to increase our manufacturing capacity, our personnel and the scope of our U.S. and international sales and marketing efforts. This growth, as well as any other growth that we may experience in the future, will provide challenges to our organization and may strain our management and operations resources. In order to manage future growth, we will be required to improve existing, and implement new, management systems, sales and marketing efforts and distribution channels. We will need to manage our relationship with Flextronics and other suppliers going forward. We may also need to partner with additional third-party suppliers to manufacture certain components of the OmniPod System and complete additional manufacturing lines in the future. A transition to new suppliers may result in additional costs or delays. We may misjudge the amount of time or resources that will be required to effectively manage any anticipated or unanticipated growth in our business or we may not be able to manufacture sufficient inventory or attract, hire and retain sufficient personnel to meet our needs. If we cannot scale our business appropriately, maintain control over expenses or otherwise adapt to anticipated and unanticipated growth, our business resources may become strained, we may not be able to deliver the OmniPod System in a timely manner and our results of operations may be adversely affected.
If we choose to acquire or invest in new businesses, products or technologies, instead of developing them ourselves, these acquisitions or investments could disrupt our business and could result in the use of significant amounts of equity, cash or a combination of both.
From time to time we may seek to acquire or invest in new businesses, products or technologies, instead of developing them ourselves. Acquisitions and investments involve numerous risks, including:

•	the inability to complete the acquisition or investment;

•	disruption of our ongoing businesses and diversion of management attention;

•	difficulties in integrating the acquired entities, products or technologies;

•	risks associated with acquiring intellectual property;

•	difficulties in operating the acquired business profitably;

•	the inability to achieve anticipated synergies, cost savings or growth;

•	potential loss of key employees, particularly those of the acquired business;

•	difficulties in transitioning and maintaining key customer, distributor and supplier relationships;

•	risks associated with entering markets in which we have no or limited prior experience; and

•	unanticipated costs.
In addition, any future acquisitions or investments may result in one or more of the following:

•	dilutive issuances of equity securities, which may be sold at a discount to market price;

•	the use of significant amounts of cash;

•	the incurrence of debt;

•	the assumption of significant liabilities;

•	increased operating costs or reduced earnings;

•	financing obtained on unfavorable terms;

•	large one-time expenses; and

•	the creation of certain intangible assets, including goodwill, the write-down of which in future periods may result in significant charges to earnings.
Any of these factors could materially harm our stock price, business, financial condition and results of operations.

Exhibit 99.2

We may not be able to generate sufficient cash to service our indebtedness represented by our 2% Convertible Senior Notes due June 15, 2019. We may be forced to take other actions to satisfy our obligations under our indebtedness or we may experience a financial failure.
In 2014, we sold $201.3 million in principal amount of 2% Convertible Senior Notes, due in 2019. Our ability to make scheduled payments or to refinance the 2% Convertible Senior Notes or other debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the 2% Convertible Senior Notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our future debt agreements. In the absence of sufficient operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or obtain sufficient proceeds from those dispositions to meet our debt service and other obligations when due.
We need to expand our distribution network to maintain and grow our business and revenue. If we fail to expand and maintain an effective sales force or successfully develop our relationship with distributors, our business, prospects and brand may be materially and adversely affected.
We currently promote, market and sell the majority of our OmniPod Systems through our own direct sales force. We currently utilize a limited number of domestic distributors to augment our sales efforts. In addition, in January 2010 we entered into an exclusive distribution agreement with Ypsomed to promote, advertise, distribute and sell the OmniPod System in certain countries. This agreement expires in mid-2018. We cannot assure you that we will be able to successfully develop our relationships with third-party distributors. If we fail to do so, our sales could fail to grow or could decline, and our ability to grow our business could be adversely affected. Distributors that are in the business of selling other medical products may not devote a sufficient level of resources and support required to generate awareness of our products and grow or maintain product sales. If our distributors are unwilling or unable to market and sell our products, or if they do not perform to our expectations, we could experience delayed or reduced market acceptance and sales of our products.
If we are unable to successfully maintain effective internal control over financial reporting, investors may lose confidence in our reported financial information and our stock price and our business may be adversely impacted.
As a public company, we are required to maintain internal control over financial reporting and our management is required to evaluate the effectiveness of our internal control over financial reporting as of the end of each fiscal year. Additionally, we are required to disclose in our Annual Reports on Form 10-K our management’s assessment of the effectiveness of our internal control over financial reporting along with a registered public accounting firm’s attestation report on the effectiveness of our internal controls. If we are not successful in maintaining effective internal control over financial reporting, there could be inaccuracies or omissions in the consolidated financial information we are required to file with the Securities and Exchange Commission. Additionally, even if there are no inaccuracies or omissions, we will be required to publicly disclose the conclusion of our management that our internal control over financial reporting or disclosure controls and procedures are not effective. These events could cause investors to lose confidence in our reported financial information, adversely impact our stock price, result in increased costs to remediate any deficiencies, attract regulatory scrutiny or lawsuits that could be costly to resolve and distract management’s attention, limit our ability to access the capital markets or cause our stock to be delisted from The NASDAQ Global Market or any other securities exchange on which it is then listed.
The price of our common stock may be volatile.
The market price of our common stock is affected by a number of factors, including:

•	failure to maintain and increase production capacity and reduce per unit production costs;

•	changes in the availability of third-party reimbursement in the United States or other countries;

•	volume and timing of orders for the OmniPod System;

•	developments in administrative proceedings or litigation related to intellectual property rights;

•	issuance of patents to us or our competitors;

Exhibit 99.2

•	the announcement of new products or product enhancements by us or our competitors;

•	the announcement of technological or medical innovations in the treatment or diagnosis of diabetes;

•	changes in governmental regulations or in the status of our regulatory approvals or applications;

•	developments in our industry;

•	publication of clinical studies relating to the OmniPod System or a competitor’s product;

•	quarterly variations in our or our competitors’ results of operations;

•	changes in earnings estimates or recommendations by securities analysts; and

•	general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.
At times, the fluctuations in the market price of our common stock have been unrelated or disproportionate to our operating performance. In particular, the U.S. equity markets have at times experienced significant price and volume fluctuations that have affected the market prices of equity securities of many technology companies. Broad market and industry factors such as these could materially and adversely affect the market price of our stock, regardless of our actual operating performance.
Future sales of shares of our common stock in the public market, or the perception that such sales may occur, may depress our stock price.
We have been a public company since May 2007. Since becoming a public company, the average daily trading volume of our common stock on The NASDAQ Global Market has been approximately 400,000 shares.
In addition to our outstanding shares of common stock, we issued $201.3 million of 2% Convertible Senior Notes in June 2014. A substantial number of shares of our common stock could potentially be issued upon the conversion of these Convertible Senior Notes. The issuance of substantial amounts of common stock underlying the Convertible Senior Notes, or the perception that such issuance may occur, could adversely affect the market price of our common stock.
Furthermore, the price of our common stock also could be affected by possible sales of our common stock by investors who view the 2% Convertible Senior Notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect will develop involving our common stock. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.
Conversion of any of our 2% Convertible Senior Notes may dilute the ownership interest of existing stockholders.
The conversion of some or all of the 2% Convertible Senior Notes may dilute the ownership interests of existing stockholders. Any sales in the public market of any of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the anticipated conversion of the Convertible Senior Notes into a combination of cash and shares of our common stock could depress the price of our common stock.
We could be subject to indemnification obligations in connection with the disposition of our former Neighborhood Diabetes supplies business.
In February 2016, we sold Neighborhood Diabetes to Liberty Medical for $5 million in cash, which is presented as discontinued operations within the consolidated financial statements. Under the terms of the sale, we agreed to indemnify Liberty Medical for certain customary matters primarily related to our pre-closing operation of the business. Although we currently do not expect any material indemnification obligations to arise, we could be required to reimburse Liberty Medical for such claims in the event that they were to arise.
Our ability to use net operating loss carryforwards may be subject to limitation.
Section 382 of the U.S. Internal Revenue Code of 1986, as amended, imposes an annual limit on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone significant changes in its stock ownership or equity structure. Our ability to use net operating losses may be limited by prior changes in our ownership, and may be further limited by the issuance of common stock in connection with the conversion of our Convertible Senior Notes, or by the consummation of other transactions. As a result, if we earn net taxable income, our ability to use net operating loss carryforwards to offset U.S. federal taxable income may become subject to limitations, which could potentially result in increased future tax liabilities for us.

Exhibit 99.2

Anti-takeover provisions in our organizational documents, our shareholder rights plan and Delaware law may discourage or prevent a change of control, even if an acquisition would be beneficial to our stockholders, which could affect our stock price adversely and prevent attempts by our stockholders to replace or remove our current management.
Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change of control of our company or changes in our board of directors that our stockholders might consider favorable. Some of these provisions:

•	authorize the issuance of preferred stock which can be created and issued by the board of directors without prior stockholder approval, with rights senior to those of our common stock;

•	provide for a classified board of directors, with each director serving a staggered three-year term;

•	prohibit our stockholders from filling board vacancies, calling special stockholder meetings or taking action by written consent;

•	provide for the removal of a director only with cause and by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of our directors; and

•	require advance written notice of stockholder proposals and director nominations.
We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These and other provisions in our certificate of incorporation, bylaws and Delaware law could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by our then-current board of directors, including a merger, tender offer or proxy contest involving our company. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our common stock to decline.
In addition, in November 2008, our board of directors adopted a shareholder rights plan, implementing what is commonly known as a “poison pill.” This poison pill significantly increases the costs that would be incurred by an unwanted third party acquirer if such party owns or announces its intent to commence a tender offer for more than 15% of our outstanding common stock or otherwise “triggers” the poison pill by exceeding the applicable stock ownership threshold. The existence of this poison pill could delay, deter or prevent a takeover of us.